Exhibit 10.42

The Commerce Group, Inc.

Named Executive Officer Salaries and Bonuses

As approved by the Board of Directors in May 2006, the following table sets forth the annual salaries that the Company has agreed to pay its CEO and four most highly compensated executive officers other than the CEO who were identified in the Company’s proxy statement for its 2006 annual meeting (the “named executive officers”), and the bonuses that the named executive officers are eligible to receive. All of the named executive officers are employees at-will.

Name and Title	Annual Salary	Bonus
Arthur J. Remillard, Jr. President, Chief Executive Officer, Chairman of the Board and Director (through July 28, 2006)	$882,832	$10,500
Gerald Fels Executive Vice President and Director (through July 28, 2006) President, Chief Executive Officer, Chairman of the Board and Director (effective July 28, 2006)	$553,808	$10,500
James A. Ermilio Senior Vice President and General Counsel	$358,548	$10,500
Arthur J. Remillard, III Senior Vice President--Policyholder Benefits, Assistant Clerk and Director	$308,320	$10,500
Randall V. Becker Senior Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer	$302,773	$10,500

Each named executive officer of the Company also receives annual incentive awards under the Company’s 2002 Incentive Compensation Plan. A form of the 2006 Incentive Award Agreement was filed as Exhibit 10.40 in the Company’s Form 10-Q for the quarter ended March 31, 2006. The 2006 Incentive Award Agreement is substantially the same as the previously granted Incentive Award Agreement.